March 1, 2004


Mr. J. Michael Parish
Chairman
Board of Trustees
Forum Funds
Two Portland Square
Portland, Maine 04102

         RE: Contractual Waivers and Reimbursements

Dear John:

         AH Lisanti, LLC (the "Adviser") agrees to continue to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Adams Harkness Small Cap Growth Fund (the "Fund"), a series of the Forum Funds (the "Trust"), do not exceed 1.65% for the period of February 27, 2004 through April 30, 2005.

         This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on May 1, 2005.


Very truly yours,


By:      /S/ Mary Lisanti
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Title:   President, AH Lisanti Capital Growth, LLC
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